SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K



                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  FEBRUARY 20, 1998


                             COMSAT CORPORATION
             --------------------------------------------------
             (Exact name of Registrant as specified in Charter)


  DISTRICT OF COLUMBIA                 1-4929                   52-0781863
------------------------           -------------            -----------------
(State or other juris-              (Commission               (IRS Employer
diction of incorporation)           File Number)              Identification
                                                                 Number)


 6560 ROCK SPRING DRIVE,    BETHESDA, MD                         20817
-----------------------------------------                      --------
 (Address of principal executive offices)                      Zip Code


Registrant's telephone number, including area code    (301) 214-3000


                              NOT APPLICABLE.
       --------------------------------------------------------------
       (Former name or former address, if changed since last report).

ITEM 5.  OTHER EVENTS
---------------------

     On February 20, 1998, the Corporation issued a press release announcing, among other things, that the Corporation's Annual Meeting of Shareholders has been scheduled for May 15, 1998. The press release also announces the Corporation's 1997 earnings. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
------------------------------------------

     (c) Exhibits (listed according to the number assigned in Item 601 of Regulation S-K).

EXHIBIT NO.                         DESCRIPTION
-----------                         -----------

99.1                                Press Release dated February 20, 1998

                                 SIGNATURES
                                 ----------




     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                             COMSAT CORPORATION
                             ------------------




                            By: /S/ ALAN KOROBOV
                                ----------------
                                Alan Korobov
                                Controller


Date:  February 20, 1998

                               EXHIBIT INDEX
                               -------------



EXHIBIT NO.                         DESCRIPTION
-----------                         -----------

99.1                                Press Release dated February 20, 1998

FROM:     COMSAT Corporation
          6560 Rock Spring Drive
          Bethesda, MD 20817
PHONE:    301 214 3442
FAX:      301 214 7130
DATE:     February 20, 1998



For Immediate Release


COMSAT REPORTS 1997 EARNINGS


-- Year of "Clean-Up" and "Catch-Up", Highlighted By Focus on Core Businesses,
        Push for Regulatory Relief and Restructuring of INTELSAT --



BETHESDA, Md. - COMSAT Corporation (NYSE:CQ) today reported 1997 income from continuing operations of $28.6 million, down from $36.2 million last year, due mainly to the depreciation of new satellites. Revenues from continuing operations in 1997 were $562.6 million, up 3.2% from $545.1 million in 1996. Earnings per share from continuing operations on a fully-diluted basis were 57 cents, versus 74 cents the previous year. Earnings before interest, taxes, depreciation and amortization (EBITDA) in 1997 increased to $266.2 million from $262.5 million a year earlier.
     "1997 was a year of clean-up and catch-up," said Betty C. Alewine, president and chief executive officer of COMSAT Corporation. "We are going forward in 1998 as a smaller company, but with a stronger balance sheet. Our satellite assets in the INTELSAT and Inmarsat systems continue to generate strong cash flow and excellent EBITDA margins. And, our international networking and technology businesses have the market position and revenue backlog to continue growing at a rapid pace. Revenues from COMSAT's networking services and technology businesses were up substantially in 1997.
     "In addition, during 1997, COMSAT took three major steps to continue to improve shareholder value," said Alewine. "First, we spun off the entertainment business and focused completely on our core businesses in satellite services, networking services and technology. Second, we aggressively pushed for regulatory relief and pro-competitive reform of the Communications Satellite Act in order to compete and grow in the booming international telecommunications industry. And third, just last week, we accomplished what some thought impossible -- adoption of the plan to privatize a portion of INTELSAT which will involve the transfer of six of its satellites to an independent, publicly traded company. This plan is expected to be approved during a meeting of the INTELSAT Assembly of Parties (governments) in late March.


                                -- more --

     "The creation of a new commercial company from some of INTELSAT's satellites will enable COMSAT shareholders to realize for the first time a market valuation for their investment," Alewine continued. "And, the granting of COMSAT's petition by the Federal Communications Commission will remove antiquated, public utility-style regulation applied only to COMSAT and free this company to catch up with the rest of the industry. Success can then be measured on the basis of our ability to attract and retain customers -- just like any other business."
     Revenues from COMSAT's satellite services were $430.7 million in 1997, down slightly from $433.9 million the previous year. This reduction results from price cuts on long-term contracts with major telecommunications companies, a decline in analog maritime services and lower revenues from fiber optic cable restoration. These declines were nearly offset by increased revenues from growing high-speed data and Internet services, leases for mobile communications from the U.S. Navy and the Federal Aviation Administration and sales of Planet 1TM, COMSAT's personal satellite telephone service.
     Total network services revenues were $170 million, up 19% from $142.5 million the previous year. "Particularly dramatic was the 54% revenue growth in the company's international division," said Alewine. "In this division, we are building on COMSAT's brand name, extensive international operating experience and foreign data licenses to provide corporate networks in high-growth regions of the world. With the addition of COMSAT de Mexico, the company brought its total number of international operating companies to 15."
     Including discontinued entertainment and manufacturing operations, the company reported a 1997 net loss of $64.4 million, versus 1996 net income of $8.6 million. On a fully diluted basis, the net loss was $1.29 per share, versus net income of 18 cents per share the previous year. The 1997 net loss was driven exclusively by discontinued operations of Ascent Entertainment Group, Inc., which was spun off to shareholders in June 1997, and COMSAT RSI, the corporation's manufacturing business which is anticipated to be sold in the first half of 1998.
     In the fourth quarter of 1997, continuing operations revenues were $141.4 million, compared with $142.3 million for the same period in 1996. Income from continuing operations was $2.0 million, down from $8.5 million in the fourth quarter of 1996. Fully diluted earnings per share from continuing operations were 4 cents, compared to 17 cents a year ago.

                                -- more --

     The company had a net loss of $28.0 million in the fourth quarter, or 55 cents per share on a fully diluted basis, versus a net loss of $11.5 million, or 24 cents per share, in the same quarter of 1996. The increased loss was due primarily to a $30 million charge for an increase in the expected loss on disposal of COMSAT RSI.
     COMSAT Corporation also announced today that its Board of Directors set Friday, May 15, 1998, as the date for the 1998 annual meeting of COMSAT shareholders. Advance notice of nominations and other proposed business to be submitted by shareholders at the annual meeting is required within 10 days of this announcement, as outlined in the corporation's by-laws.
     A more complete description of COMSAT's financial performance during the fourth quarter and year 1997 is contained in the attached financial highlights.
     Some of the statements in this release are forward-looking and relate to anticipated future events and operating results. Statements that look forward in time are based on management's current expectations and assumptions, which may be affected by the timing and outcome of pending regulatory and legislative actions and by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results.
     Readers should refer to the Corporation's disclosure documents filed with the Securities and Exchange Commission, including the Corporation's 1996 Form 10-K and quarterly reports on Form 10-Q for the first three quarters of 1997, for a more complete discussion of some of the important factors that might affect these trends.
     COMSAT Corporation (NYSE:CQ) is a global provider of satellite services and digital networking services and technologies.


                                   # # #


CONTACT:
Janet Dewar    Vice President, Corporate Affairs       (301) 214-3442
Gary Sharpe    Director, investor Relations            (301) 214-3244

February 20, 1998
COMSAT Corporation
Financial Highlights
Fourth Quarter and Full-Year 1997


SUMMARY
-------

During the second quarter of 1997, the corporation placed both Ascent Entertainment Group and substantially all of COMSAT RSI in discontinued operations. The attached financial information (unaudited) has been restated to conform with discontinued-operations presentation.

All per-share amounts are presented on a fully diluted basis in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share" and, accordingly, all prior-period, per-share amounts have been restated.

Revenues from continuing operations in the fourth quarter were $141.4 million, down 1% from the same period of 1996. Revenues from continuing operations in 1997 totaled $562.6 million, up 3% from 1996. Fourth-quarter revenues from fixed and mobile Satellite Services declined 5%, while revenues from Network Services increased 9%, compared with the same period of 1996.

Income from continuing operations before an extraordinary item in the quarter was $2.0 million versus $8.5 million in the same period of 1996. On a fully diluted basis, income from continuing operations before an extraordinary item in the fourth quarter was 4 cents per share, compared with 17 cents per share in the same quarter of 1996. For 1997, income from continuing operations before an extraordinary item was $28.6 million, compared with $36.2 million in 1996. Assuming dilution, income from continuing operations before an extraordinary item in 1997 was 57 cents per share, versus 74 cents per share in 1996.

The losses from discontinued operations were $30.0 million in the fourth quarter and $89.1 million in 1997, compared with losses of $20.0 million and $27.6 million in the respective periods of 1996. On a fully diluted basis, the per- share losses from discontinued operations were 59 cents in the quarter and $1.78 in 1997, versus 41 cents and 56 cents in the respective periods of 1996.

The net loss for the quarter was $28.0 million, compared with a net loss of $11.5 million in the same period a year ago. On a fully diluted basis, the net loss in the quarter was 55 cents per share, versus a net loss of 24 cents per share in the fourth quarter of 1996. For 1997, the net loss was $64.4 million versus net income of $8.6 million in 1996. Assuming dilution, the net loss was $1.29 per share in 1997, compared with net income of 18 cents per share in 1996. The 1997 net loss includes an extraordinary loss for early extinguishment of debt of $3.9 million, or 8 cents per share on a fully diluted basis.

Satellite Services
------------------

     World Systems revenues declined 13% in the fourth quarter to $63.6 million and 4% for the year to $262.9 million, compared to the same periods in 1996. Increased revenues from growing demand for high-speed data and Internet services were offset by declines in full-time voice revenues and lower fiber-optic cable restoration revenues. The lower voice revenues stemmed primarily from rate reductions early in the year in long-term carrier contracts with AT&T, MCI and Sprint, the division's largest international customers. Division earnings before interest, taxes, depreciation and amortization (EBITDA) decreased 11% in the quarter to $48.0 million and increased 1% for the year to $197.8 million, compared with the respective periods in 1997. EBITDA margins were 75% for both periods, versus 74% and 72%, respectively, for the 1996 periods. World Systems operating income was down 25% in the quarter to $22.8 million and 4% for the year to $100.4 million, compared with the same periods of 1996. Federal Communications Commission regulations limit the amount that World Systems can earn. Division 1997 results also reflect increased depreciation from placing in service three INTELSAT satellites during the year. The increase was partially offset by improved earnings realized on carrier-to-carrier contracts and recovery of certain litigation costs.

     Mobile Communications revenues were up 9% in quarter and 4% for the year to $41.7 million and $167.8 million, respectively, from the same periods in 1996. The improvement reflects sales of Planet 1TM terminals and Planet 1SM service which began in the fourth quarter of 1996. The increases were partially offset by lower analog telephone transmissions and lower volume in a bulk-service contract. Division EBITDA was up 68% in the quarter and 4% for the year to $20.3 million and $80.3 million, respectively. EBITDA margins were 49% for the fourth quarter and 48% in 1997, versus 31% and 48% in the same periods of 1996. Mobile operating income was $5.4 million in the quarter and $23.1 million for 1997, versus an operating loss of $700,000 and income of $31.9 million, respectively, in 1996. The division's lower 1997 operating income stems from increased depreciation expense associated with three Inmarsat-3 satellites placed in service during 1996 and early 1997, and increased costs related to the start-up of Planet 1TM service. The unfavorable operating income comparison reflects the division's slightly higher market share and service revenues in 1996.

Network Services
----------------

     COMSAT International provides corporate data networking services to approximately 650 customers from more than 5,000 points in developing countries. Revenues increased 49% in the quarter and 54% for the year to $27.2 million and $89.7 million, compared with the same periods in 1996. Revenue increases were driven primarily by advances in CI operations in Argentina, Brazil, Colombia and Venezuela. Division EBITDA was $3.8 million in the quarter and $11.6 million for the year, compared with break-even and negative levels in the respective periods last year.

     EBITDA margins for the 1997 periods were 14% and 13%, respectively. CI operating losses in the quarter and year-to-date were $3.5 million and $14.0 million, versus losses of $5.2 million and $17.3 million in the same periods of 1996. The division's contracted revenue backlog at December 30, 1997 was $323 million, up from $220 million at year-end 1996.


                            COMSAT INTERNATIONAL
                OPERATING COMPANIES INFORMATION (UNAUDITED)
                               (In millions)

                                                1997                                1996
                                         ----------------                      ---------------
                                         QTR 4       YTD                       QTR 4      YTD
                                         -----      -----                      -----     -----

REVENUES
--------

Existing companies
     Americas                            $21.7     $73.2                       $15.1     $47.5
     Europe                                2.2       8.1                         1.5       7.1
                                         ----------------                      ----------------
Total existing companies                  23.9      81.3                        16.6      54.6

New companies                              3.3       8.4                         1.7       3.5
                                         ----------------                      ----------------

Total revenues                           $27.2     $89.7                       $18.3     $58.1
                                         ================                      ================



                                                1997                                1996
                                         ----------------                      ---------------
                                         QTR 4       YTD                       QTR 4      YTD
                                         -----      -----                      -----     -----


EBITDA
------

Existing companies
     Americas                            $7.4      $25.8                       $6.2      $17.4
     Europe                                 -        0.3                       (2.3)      (6.4)
                                         ----------------                      ----------------
Total existing companies                  7.4       26.1                        3.9       11.0

New companies                            (0.2)      (3.8)                      (1.5)      (4.3)
                                         ----------------                      ----------------

EBITDA before CI Corporate                7.2       22.3                        2.4        6.7

CI Corporate                             (3.4)     (10.7)                      (2.8)      (9.2)
                                         ----------------                      ----------------

Total EBITDA:                            $3.8      $11.6                       ($0.4)    ($2.5)
                                         ================                      ================

Notes:
1    Existing companies in Americas include Argentina (100%), Bolivia (100%), Brazil (100%), and Guatemala (100%).
     Existing companies in Europe include BelCom (100%) and Turkey IBS (85%).  Numbers in parenthesis indicate COMSAT ownership.
2    New companies include Colombia (100%), Peru (65%), Venezuela (100%), Turkey VSAT (51%), and China (55%) and Mexico (100%).
3    CI's share of India revenue not consolidated for accounting purposes  is $0.6,  $1.9 for 4Q and YTD 1996 and $0.8,  $1.2 for 4Q and YTD 1997,  respectively.
4    EBITDA  (earnings  before  interest,  income taxes, depreciation,  and  amortization) is calculated by adding  depreciation and amortization and operating income (loss).


                                Page 3 of 6

     COMSAT Laboratories Revenues were down 25% in the quarter and 17% for the year to $9.6 million and $36.3 million, compared with the respective periods of 1996. The 1996 revenues include $7.8 million from an agreement resolving patent- infringement disputes. Excluding revenues from the patent disputes, 1997 revenues were up 1%, primarily due to technical consulting revenues. Labs operating losses in the quarter and for the year were $700,000 and $2.0 million, respectively, versus operating income of $600,000 and $7.1 million in the same periods of 1996. Labs operating income in 1996 included $7.8 million from an agreement resolving patent-infringement disputes. Division results now include the operating results of the corporation's spacecraft construction monitoring business, previously reported in CRSI. Laboratories external revenue backlog at December 31, 1997 increased 33% from year-end 1996 levels to $28.4 million.

     Government Programs posted small operating losses in the quarter and for the year on revenues of $10.5 million and $44.0 million, respectively. Division EBITDA for the year declined to break-even from $5.6 million in 1996. The division's 1997 results reflect the decommissioning in 1996 of a Marisat satellite used by the U.S. Navy in 1996 and a decline in Bosnia-related traffic.

Discontinued Operations
-----------------------

COMSAT's discontinued operations are comprised of the results of Ascent Entertainment Group (NASDAQ:GOAL) through June 27, 1997, and substantially all of COMSAT RSI (CRSI).

COMSAT owned 80.67%, or 24 million shares, of Ascent. COMSAT's Ascent shares were distributed to COMSAT shareholders as a special, tax-free dividend. The loss from the discontinued operations of Ascent totaled $29.1 million during 1997 and $28.1 million for 1996.

As previously disclosed, the corporation expects to sell CRSI in at least two pieces. One of those pieces is JEFA Wireless Systems, a subsidiary of CRSI. COMSAT has entered into an agreement to sell substantially all of the assets of JEFA. Due primarily to losses anticipated on the separate disposition of JEFA assets, the corporation recorded a charge in discontinued operations in the third quarter of $30.2 million, net of tax, or 60 cents per share on a fully diluted basis. The third-quarter charge also included adjustments in the estimated cost to complete certain long-term contracts in CRSI.

Negotiations  to  sell  substantially  all of the  remainder  of  CRSI  are continuing  and,  based on the  range  of  sales  prices  and  terms  being discussed, the estimated loss on disposal of CRSI was increased in the fourth quarter by $30 million, net of tax, or 59 cents per share on a fully diluted basis. The loss on disposal included provisions to write down JEFA's and CRSI's assets to their net realizable values and an estimate of operating losses to their disposal. The corporation's objective is to dispose of JEFA by the end of the first quarter of 1998 and complete the sale of CRSI during the first half of 1998. The timing and estimated proceeds of those sales could be adversely affected by factors that are not wholly within the corporation's control, such as negotiation of definitive agreements on mutually acceptable terms. The Ascent and CRSI transactions are major components of COMSAT's previously announced strategic restructuring plan.

COMSAT Consolidated
-------------------

General & Administrative expenses from continuing operations were $5.2 million in the fourth quarter, down from $5.5 million in the same quarter of 1996. For the year, G&A expenses totaled $23.2 million, down from $23.9 million in 1996.

Research & Development expenses in 1997 totaled $9.3 million, versus $11.5 million in 1996.

Interest and Other Income/Expense, Net for the year was a net expense of $3.1 million, compared with a net expense of $7.4 million in 1996. The improvement stems primarily from increased interest income and the impact of the sale of equity investments.

Gain on Sale of Land in the third quarter of 1997 was $4.2 million,  net of tax. The company sold its Clarksburg, Maryland office building and surrounding land for $45.75 million in an all-cash transaction. COMSAT also entered into a 10- year lease with the new owner to continue to occupy the building, which houses COMSAT Laboratories. The sale-leaseback of the office building has been accounted for as a financing transaction.

Interest Expense,  Net of Amounts Capitalized in 1997 was $42.0 million, up
     $7.3 million from last year. The increase stems primarily from reduced interest capitalized due to the completion of several satellite projects.

Income Tax Expense for the year totaled $15.6 million, down from $28.9 million in 1996. The income-tax expense reflects a lower effective tax rate due to a decrease in non-deductible losses.

Extraordinary Loss From Early Extinguishment of Debt, Net of Tax represents costs incurred from the corporation's repurchase in the first half of 1997 of $89.5 million of its 8.125% notes and $10 million of its 7.7% medium-term notes.

Weighted Average Shares Outstanding, assuming dilution, at the end of 1997 were 50.0 million, up about 1 million from the end of 1996. The corporation adopted SFAS No. 128 "Earnings Per Share" in the fourth quarter of 1997 and, accordingly, has restated earnings-per-share amounts for all prior periods presented. EPS assuming dilution includes the effect of stock options, restricted stock awards and units.

Cash and Liquidity
------------------

Cash and Cash Equivalents totaled $5.8 million at the end of the year, compared with $7.7 million at the end of 1996.

Short-term  Borrowings  and current  maturities  of long-term  debt totaled
     $163.3 million at December 31, 1997, compared with $31.8 million at year-end 1996. The increase is due largely to the corporation's use of commercial paper to retire a portion of its 8.125% notes.

Long-term Debt declined by $116.4 million to $462 million due to the retirement of the 8.125% notes and a smaller share of INTELSAT debt as a result of a reduction of World Systems' ownership of INTELSAT from 19.1% to 18.0% in March 1997.



                            COMSAT CORPORATION
           CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
                  (In millions, except per share amounts)


                                         For the Quarters Ended                For the Years Ended
                                             December 31,                           December 31,
                                         ----------------------                -------------------
                                           1997          1996                    1997       1996
                                         --------      --------                --------   --------

REVENUES                                 $141.4        $142.3                   $562.6    $545.1
                                         --------      --------                --------   --------

Operating expenses:
     Cost of services                      66.6          68.1                    263.9      247.1
     Depreciation and amortization         48.7          42.1                    184.2      155.3
     Research and development               3.1           3.9                      9.3       11.5
     General and administrative             5.2           5.5                     23.2       24.0
                                         --------      --------                --------   --------
     Total operating expenses             123.6         119.6                    480.6      437.9
                                         --------      --------                --------   --------


OPERATING INCOME                           17.8          22.7                     82.0      107.2

Interest and other income (expense), net   (3.7)         (0.1)                    (3.1)      (7.4)
Interest expense, net of amounts
  capitalized                              (11.0)        (8.9)                   (42.0)     (34.7)
Gain on sale of land                           -            -                      7.3          -
                                         --------      --------                --------   --------

Income from continuing operations
  before taxes and extraordinary item        3.1         13.7                     44.2       65.1

Income tax expense                          (1.1)        (5.2)                   (15.6)     (28.9)
                                         --------      --------                --------   --------

INCOME FROM CONTINUING OPERATIONS
  BEFORE EXTRAORDINARY ITEM                  2.0          8.5                     28.6       36.2

Loss from discontinued operations
  (net of tax)                             (30.0)       (20.0)                   (89.1)     (27.6)
                                         --------      --------                --------   --------

Income (loss) before extraordinary item    (28.0)       (11.5)                   (60.5)       8.6

Extraordinary loss from early
  extinguishment of debt (net of tax)          -            -                     (3.9)         -
                                         --------      --------                --------   --------

NET INCOME (LOSS)                         ($28.0)       ($11.5)                 ($64.4)       $8.6
                                         ========      ========                ========   ========

EARNINGS (LOSS) PER COMMON SHARE-BASIC
     Income from continuing operations
       before extraordinary item           $0.04         $0.18                   $0.58      $0.76
     Discontinued operations               (0.61)        (0.42)                  (1.82)     (0.58)
     Extraordinary loss                        -             -                   (0.08)         -
                                         --------      --------                --------   --------

Net Income (loss)                         ($0.57)       ($0.24)                 ($1.32)     $0.18
                                         ========      ========                ========   ========

EARNINGS (LOSS) PER COMMON SHARE
     -ASSUMING DILUTION
     Income from continuing operations
       before extraordinary item           $0.04         $0.17                   $0.57      $0.74
     Discontinued operations               (0.59)        (0.41)                  (1.78)     (0.56)
     Extraordinary loss                        -             -                   (0.08)         -
                                         --------      --------                --------   --------

     Net Income (loss)                    ($0.55)       ($0.24)                 ($1.29)    ($0.18)
                                         ========      ========                ========   ========

Average shares-basic                        49.3          48.2                    48.9       47.9
Average shares-assuming dilution            50.7          49.2                    50.0       48.9



NOTE:
The condensed consolidated income statements have been restated to reflect Ascent Entertainment Group and substantially all of the operations of COMSAT RSI as discontinued operations as of June 30, 1997. The Corporation adopted SFAS No. 128, "Earnings Per Share" in the fourth quarter of 1997, and accordingly, has restated earnings per share amounts for all prior periods presented.


                                  -more-



                            COMSAT CORPORATION
             OPERATING RESULTS BY BUSINESS SEGMENT (UNAUDITED)
                               (In millions)


                                                   1997                                              1996
                             ------------------------------------------------    -----------------------------------------------
                               QTR 1     QTR 2     QTR 3     QTR 4     TOTAL       QTR 1    QTR 2     QTR 3     QTR 4     TOTAL
                             ------------------------------------------------    -----------------------------------------------

REVENUES
--------
Satellite Services
     World Systems            $66.8     $66.5     $66.0     $63.6     $262.9      $65.6    $67.5     $67.1     $72.8     $273.0
     Mobile Communications     38.6      43.3      44.2      41.7      167.8       42.1     40.5      39.9      38.4      160.9
                             ------------------------------------------------    -----------------------------------------------
Total Satellite Services      105.4     109.8     110.2     105.3      430.7      107.7    108.0     107.0     111.2      433.9
                             ------------------------------------------------    -----------------------------------------------

Network Services
     International             16.4      21.0      25.1      27.2       89.7       11.9     12.3      15.6      18.3       58.1
     Laboratories               8.1       9.7       8.9       9.6       36.3        6.5      7.5      16.9      12.8       43.7
     Government Programs       11.0      11.3      11.2      10.5       44.0        7.1     10.6      10.8      12.2       40.7
                             ------------------------------------------------    -----------------------------------------------
Total Network Services         35.5      42.0      45.2      47.3      170.0       25.5     30.4      43.3      43.3      142.5

Eliminations and other         (7.4)     (9.4)    (10.1)    (11.2)     (38.1)      (5.0)    (5.7)     (8.4)    (12.2)     (31.3)
                             ------------------------------------------------    -----------------------------------------------

TOTAL REVENUES               $133.5    $142.4    $145.3    $141.4     $562.6     $128.2   $132.7    $141.9    $142.3     $545.1
                             ================================================    ===============================================


                                                   1997                                              1996
                             ------------------------------------------------    -----------------------------------------------
                               QTR 1     QTR 2     QTR 3     QTR 4     TOTAL       QTR 1    QTR 2     QTR 3     QTR 4     TOTAL
                             ------------------------------------------------    -----------------------------------------------

OPERATING INCOME (LOSS)
-----------------------

Satellite Services
     World Systems            $28.1     $27.2     $22.3     $22.8     $100.4      $25.6    $24.1     $24.4     $30.5     $104.6
     Mobile Communications      5.5       5.4       6.8       5.4       23.1       13.9     11.4       7.3      (0.7)      31.9
                             ------------------------------------------------    -----------------------------------------------
Total Satellite Services       33.6      32.6      29.1      28.2      123.5       39.5     35.5      31.7      29.8      136.5
                             ------------------------------------------------    -----------------------------------------------

Network Services
     International             (4.5)     (2.1)     (3.9)     (3.5)     (14.0)      (3.9)    (4.6)     (3.6)     (5.2)     (17.3)
     Laboratories              (0.1)     (0.2)     (1.0)     (0.7)      (2.0)      (1.0)    (0.9)      8.4       0.6        7.1
     Government Programs        0.3       0.5      (0.3)     (0.9)      (0.4)       0.6      1.5       1.4       1.6        5.1
                             ------------------------------------------------    -----------------------------------------------
Total Network Services         (4.3)     (1.8)     (5.2)     (5.1)     (16.4)      (4.3)    (4.0)      6.2      (3.0)      (5.1)
                             ------------------------------------------------    -----------------------------------------------

Total segment operating income 29.3      30.8      23.9      23.1      107.1       35.2     31.5      37.9      26.8      131.4

General and administrative
  expenses                     (5.8)     (6.8)     (5.4)     (5.2)     (23.2)      (7.1)    (5.5)     (5.9)     (5.5)     (24.0)

Other                          (0.3)     (0.6)     (0.9)     (0.1)      (1.9)      (0.7)     0.2      (1.1)      1.4       (0.2)
                             ------------------------------------------------    -----------------------------------------------

TOTAL OPERATING INCOME        $23.2     $23.4     $17.6     $17.8      $82.0      $27.4    $26.2     $30.9     $22.7     $107.2
                             ================================================    ===============================================


                            COMSAT CORPORATION
             OPERATING RESULTS BY BUSINESS SEGMENT (UNAUDITED)
                               (In millions)



                                                   1997                                              1996
                             ------------------------------------------------    -----------------------------------------------
                               QTR 1     QTR 2     QTR 3     QTR 4     TOTAL       QTR 1    QTR 2     QTR 3     QTR 4     TOTAL
                             ------------------------------------------------    -----------------------------------------------

DEPRECIATION AND AMORTIZATION
-----------------------------

Satellite Services
     World Systems            $23.8     $23.8     $24.6     $25.2      $97.4      $21.8    $22.9     $23.4     $23.6      $91.7
     Mobile Communications     13.3      14.2      14.8      14.9       57.2        9.7     11.0      11.7      12.8       45.2
                             ------------------------------------------------    -----------------------------------------------
Total Satellite Services       37.1      38.0      39.4      40.1      154.6       31.5     33.9      35.1      36.4      136.9
                             ------------------------------------------------    -----------------------------------------------

Network Services
     International              5.5       5.9       6.9       7.3       25.6        2.9      3.1       4.0       4.8       14.8
     Laboratories               0.2       0.3       0.2       0.3        1.0        0.2      0.3       0.2       0.3        1.0
     Government Programs        0.1       0.1       0.1       0.1        0.4        0.2      0.1       0.1       0.1        0.5
                             ------------------------------------------------    -----------------------------------------------
Total Network Services          5.8       6.3       7.2       7.2       27.0        3.3      3.5       4.3       5.2       16.3

Other                           0.5       0.6       0.6      0.9         2.6        0.5)     0.5       0.6       0.5        2.1
                             ------------------------------------------------    -----------------------------------------------

Total depreciation
  and amortization            $43.4     $44.9     $47.2     $48.7     $184.2      $35.3    $37.9     $40.0     $42.1     $155.3
                             ================================================    ===============================================


                                                   1997                                              1996
                             ------------------------------------------------    -----------------------------------------------
                               QTR 1     QTR 2     QTR 3     QTR 4     TOTAL       QTR 1    QTR 2     QTR 3     QTR 4     TOTAL
                             ------------------------------------------------    -----------------------------------------------

EBITDA
------

Satellite Services
     World Systems            $51.9     $51.0     $46.9     $48.0     $197.8      $47.4    $47.0     $47.8     $54.1     $196.3
     Mobile Communications     18.8      19.6      21.6      20.3       80.3       23.6     22.4      19.0      12.1       77.1
                             ------------------------------------------------    -----------------------------------------------
Total Satellite Services       70.7      70.6      68.5      68.3      278.1       71.0     69.4      66.8      66.2      273.4
                             ------------------------------------------------    -----------------------------------------------

Network Services
     International              1.0       3.8       3.0       3.8       11.6       (1.0)    (1.5)      0.4      (0.4)      (2.5)
     Laboratories               0.1       0.1      (0.8)     (0.4)      (1.0)      (0.8)    (0.6)      8.6       0.9        8.1
     Government Programs        0.4       0.6      (0.2)     (0.8)       0.0        0.8      1.6       1.5       1.7        5.6
                             ------------------------------------------------    -----------------------------------------------
Other                          (5.6)     (6.8)     (5.7)     (4.4)     (22.5)      (7.3)    (4.8)     (6.4)     (3.6)     (22.1)
                             ------------------------------------------------    -----------------------------------------------

Total EBITDA                  $66.6     $68.3     $64.8     $66.5     $266.2      $62.7    $64.1     $70.9     $64.8     $262.5
                             ================================================    ===============================================




NOTE:
EBITDA (earnings before interest, income taxes, depreciation and amortization) is calculated by adding depreciation and amortization and operating income (loss). Other includes G&A expenses and Other from the Operating income (loss) section.

                            COMSAT CORPORATION
                   CONDENSED BALANCE SHEETS (UNAUDITED)
                               (In millions)



                                        December 31,        December 31,
                                           1997                1996
                                        ------------        ------------

CURRENT ASSETS:

Receivables                                $147.6               $134.0
Other current assets                         28.1                 26.0
Net assets of discontinued operations       142.5                378.2
                                        ------------        ------------
Total current assets                        318.2                538.2

PROPERTY, NET                              1359.3               1323.0
OTHER ASSETS                                217.3                236.1
                                        ------------        ------------
TOTAL ASSETS                              $1894.8              $2097.3
                                        ============        ============

CURRENT LIABILITIES:

Short-term borrowings                      $163.3                $31.8
Other current liabilities                   133.3                130.8
                                        ------------        ------------

Total current liabilities                   296.6                162.6
                                        ------------        ------------

LONG-TERM DEBT                              462.0                578.4
OTHER NONCURRENT LIABILITIES                349.9                314.5
PREFERRED SECURITIES ISSUED BY SUBSIDIARY   200.0                200.0
STOCKHOLDERS' EQUITY                        586.3                841.8
                                        ------------        ------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY  $1894.8              $2097.3
                                        ============        ============

NOTE:
The condensed consolidated balance sheets have been restated to reflect Ascent Entertainment Group and COMSAT RSI as discontinued operations.


                                 --more--

                            COMSAT CORPORATION
                CONDENSED CASH FLOW STATEMENTS (UNAUDITED)
                               (In millions)

                                             For The Years Ended
                                        --------------------------
                                        December 31,        December 31,
                                           1997                 1996
                                        ------------        ------------
OPERATING ACTIVITIES:

Net income (loss)                          ($64.4)               $8.6
Adjustments to reconcile net
  income (loss) to net cash
  provided by continuing operations         277.2               182.9
Changes in assets and liabilities             0.9                38.2
Other                                        (8.1)                2.1
                                        ------------        ------------

Net cash provided by operating
  activities of continuing operations       205.6               231.8
Net cash used by discontinued operations    (36.9)              (35.0)
                                        ------------        ------------

Net cash provided by operating activities   168.7               196.8
                                        ------------        ------------

INVESTING ACTIVITIES:

Purchase of property and equipment         (254.3)             (267.3)
Proceeds from sale of land and
  investments                                37.5                26.1
Other                                        (4.2)                7.4
                                        ------------        ------------
Net cash used in investing activities      (221.0)             (233.8)
                                        ------------        ------------

FINANCING ACTIVITIES:

Net short-term borrowings                   131.5                18.0
Repayment of long term debt                (114.9)               (9.8)
Dividends paid                              (17.0)              (37.7)
Other                                        50.8               (37.7)
                                        ------------        ------------

Net cash provided (used) by
  financing activities                       50.4               (67.2)
                                        ------------        ------------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                       (1.9)             (104.2)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                           7.7               111.9
                                        ------------        ------------

CASH AND CASH EQUIVALENTS, END OF YEAR       $5.8                $7.7
                                        ============        ============

NOTE:

Ascent Entertainment Group, Inc. common shares were distributed to COMSAT shareholders in a non-cash dividend in June 1997.


                                   # # #